Exhibit 77(q)(1)

EXHIBITS

(a)(1)	Plan of Recapitalization dated September 10, 2009 with regard to the recapitalization of Class Q shares to Class A shares

(a)(2)	Amendment No. 3 dated November 20, 2009 to the Agreement and Declaration of Trust for Senior Income Fund.